Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2023 RESULTS
Strong fourth quarter performance propels full year MPC EBT and Operating Assets NOI to new all-time highs with momentum expected to continue into 2024

THE WOODLANDS, Texas, February 27, 2024 – Howard Hughes Holdings Inc.® (NYSE: HHH) (the “Company,” “HHH,” or “we”) today announced operating results for the fourth quarter and year ended December 31, 2023. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Full Year 2023 Highlights:

–Net loss per diluted share of $(11.13) in 2023, including an $(11.04) per share after-tax impairment charge at the Seaport during the third quarter
–Record Master Planned Community (MPC) earnings before taxes (EBT) of $341 million accentuated by record residential price per acre of $944,000 and 45% growth in new homes sold
–Record operating asset net operating income (NOI) of $244 million led by multi-family growth of 16% year-over-year and strong leasing and financial performance in office
–Ward Village® sold out all remaining condo inventory at ‘A‘ali‘i® and Kō'ula®, and towers in development—Victoria Place®, The Park Ward Village, Ulana, and Kalae—were 96% sold
–Closed on $659 million of financings, including $498 million of construction loans for six new development projects and $161 million of refinancings

Fourth Quarter 2023 Highlights:

–Net income per diluted share of $0.69 in the quarter compared to $1.07 in the prior-year period, down primarily due to the timing of condo sales in the prior year
–Record quarterly MPC EBT of $139 million driven by a 22% increase in price per acre and complemented by a 110% year-over-year increase in new home sales—signaling continued strong demand for future land sales
–Sold the Memorial Herman Medical Office Building in The Woodlands® for $9.6 million, generating a $3.2 million gain on sale
–Closed on $85 million of financings, extending upcoming maturities of two office and retail loans and enabling the start of two new retail development projects

“Howard Hughes produced outstanding results during the fourth quarter which ultimately contributed to record full year financial results in our MPC and Operating Assets segments.” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “During a year that was overshadowed by negative headlines and considerable uncertainty for housing and office, the exceptional performance across HHH’s master planned communities highlights the resilience and appeal of the company’s world-class portfolio, as well as the strong demand we continue to see from people and companies seeking an amenity-rich, high-quality lifestyle in a natural setting.

“In our MPCs, a resurgence in new home sales in HHH’s communities—which increased 45% year-over-year—led to Summerlin® and Bridgeland® both being ranked by RCLCO among the nation’s top five best-selling MPCs for 2023. With this heightened demand, homebuilder interest for new land parcels increased dramatically as the year progressed, resulting in near-record land sales revenue in the fourth quarter with an average price of $1.05 million per acre—an all-time high for Howard Hughes. In 2024, with mortgage rates projected to ease modestly, but not to levels that incentivize existing homeowners to sell, we expect to see an extraordinary market for new homes and continued strong homebuilder demand for our residential land.

“In our Operating Assets segment, we delivered another full year of record NOI, outpacing 2022 results by 4% excluding dispositions. This growth was led by strong leasing velocity at our newest multi-family developments, as well as by solid occupancy gains and absorption within our office portfolio. In 2023, our leasing teams executed 581,000 square feet of new or expanded office leases, bringing our stabilized office assets to 88% leased at year-end and setting the stage for considerable NOI growth in the coming years.

“In Hawai’i, our team delivered another remarkable year, selling out all remaining condo inventory at ‘‘A‘ali‘i and Kō'ula and contracting to sell 78 units at our three condo towers in pre-sales. Together with Victoria Place®—which is fully sold out and expected to be delivered in late 2024—these projects were 96% pre-sold at year-end and represented more than $2.6 billion of future contracted revenue that will be recognized as these projects are completed.

“Overall, we are extremely pleased with our results in 2023, and we are bullish about our long-term outlook. We see incredibly strong demand across our MPCs for our unmatched landbank, world-class portfolio of operating assets, and premier condo developments. The anticipated spin-off of Seaport Entertainment later in 2024 will allow HHH to focus more strategically on our robust pipeline of opportunities within our communities and enable considerable growth and value creation in the years to come.”

Financial Highlights

Total Company
Full Year
–HHH reported a net loss of $551.8 million, or $(11.13) per diluted share in 2023, including an after-tax impairment of $548.5 million or $(11.04) per share related to the Seaport in the third quarter. This compares to net income of $184.5 million or $3.65 per diluted share in 2022. Excluding the after-tax impairment, the year-over-year reduction was primarily due to the timing of condo sales as the prior-year included the delivery of Kō'ula in Ward Village.
–In August, the Company reorganized into a holding company structure to provide additional financial flexibility to fund future opportunities and segregate assets and related liabilities in separate subsidiaries. The new parent company—Howard Hughes Holdings Inc.—trades under the ticker symbol “HHH” on the New York Stock Exchange. HHH net income is substantially the same as its wholly owned subsidiary, The Howard Hughes Corporation, aside from immaterial costs incurred directly by HHH in the current period.
–In October, HHH announced its intent to create Seaport Entertainment—a new division expected to include the Company’s entertainment-related assets in New York and Las Vegas—including the Seaport in Lower Manhattan, the Las Vegas Aviators® Triple-A Minor League Baseball team, and the Las Vegas Ballpark®, as well as the Company’s 25% ownership stake in Jean-Georges Restaurants and other partnerships and its 80% interest in the air rights above the Fashion Show Mall, which are intended to be used to create a new casino on the Las Vegas Strip. HHH intends to spin-off Seaport Entertainment into its own publicly traded company later in 2024, which will be led by Anton Nikodemus, a known leader in the entertainment and resort industry.
Fourth Quarter
–Net income was $34.3 million, or $0.69 per diluted share in the quarter, compared to net income of $52.8 million or $1.07 per diluted share in the prior-year period.
–The year-over-year reduction was primarily related to the timing of condo sales at Kō'ula in Ward Village during the prior year, partially offset by increased earnings from MPC land sales during the fourth quarter of 2023.

MPC
Full Year
–MPC EBT totaled $341.4 million in 2023, a 21% increase compared to $283.0 million in the prior year.
–New homes sold in HHH’s communities totaled 2,289 units—representing a 45% increase compared to the prior year, propelling Summerlin and Bridgeland to the nation’s #4 and #5 top selling MPCs in RCLCO’s 2023 rankings, respectively.
–MPC land sales totaled $370.2 million, or a 17% year-over-year increase, primarily related to increased residential land sales in Summerlin, as well as a higher overall residential price per acre in our MPCs.
–The average price per acre of residential land sold increased 23% to $944,000 per acre, a full-year record.
–MPC equity earnings were $22.7 million—representing a $24.1 million year-over-year increase—primarily related to Phase 2 land sales and the close-out of clubhouse condominiums at The Summit in Summerlin.

Fourth Quarter
–MPC EBT totaled $139.3 million in the quarter, an 82% increase compared to $76.7 million in the prior-year period.
–New home sales totaled 527 homes—rising 110% year-over-year—signifying strong future residential land sales.
–MPC land sales were $193.1 million, a 65% increase compared to the prior-year period. This improvement was primarily driven by increased superpad sales in Summerlin and a higher average residential price per acre.
–The average price per acre of residential land sold was approximately $1.0 million per acre—representing a 22% year-over-year increase and an all-time high for HHH.
–Builder price participation revenue was $15.2 million during the quarter—representing a 24% year-over-year moderation from the all-time highs of 2022 as fewer homes were closed with sales prices over the predetermined breakpoints.

Operating Assets
Full Year
–Total Operating Assets NOI—including contribution from unconsolidated ventures—was $244.4 million, representing a $4.9 million, or 2% year-over-year increase. Excluding dispositions, NOI increased 4%.
–Multi-family was the largest driver of the strong NOI performance with 16% year-over-year growth predominantly due to strong lease-up at new developments in Downtown Columbia and Bridgeland and 9% average rent growth.
–Office NOI increased 6% year-over-year largely due to strong lease-up activity and abatement expirations and one-time lease termination fees in The Woodlands. These increases were partially offset by tenant vacancies at various properties in The Woodlands and Downtown Columbia, as well as initial operating losses at 1700 Pavilion in Summerlin. In 2023, the Company executed 581,000 square feet of new or expanded office leases including 357,000 square feet in The Woodlands, 113,000 square feet in Summerlin, and 111,000 square feet in Downtown Columbia.
–During the year, HHH divested two land parcels and a building in Ward Village, as well as its two self-storage facilities and the Memorial Hermann Medical Office Building in The Woodlands, resulting in a combined gain on sale of $24.0 million. When combined with three retail centers sold during 2022, NOI from dispositions declined $3.7 million year-over-year.
Fourth Quarter
–Total Operating Assets NOI—including contribution from unconsolidated ventures—totaled $54.3 million in the quarter, representing a 1% year-over-year decrease. Excluding dispositions, NOI was up $0.1 million.
–Multi-family NOI of $13.3 million increased 23% compared to the prior-year period primarily due to strong lease-up at HHH’s newest properties—Marlow in Downtown Columbia and Starling at Bridgeland—partially offset by initial operating losses at Tanager Echo in Summerlin.
–Retail NOI of $11.6 million declined 11% year-over-year due to lower sales revenue and two tenant bankruptcies in Summerlin, as well as increased reserves in Ward Village. At quarter end, the retail portfolio was 96% leased.
–Office NOI of $27.4 million declined 2% year-over-year. As of December 31st, the stabilized office portfolio was 88% leased, and 150,000 square feet of new or expanded leases were executed during the quarter.
–In December, the Company sold the Memorial Hermann Medical Office Building for $9.6 million, resulting in a gain on sale of $3.2 million.

Strategic Developments
Full Year
–Closed on 47 condo units during the year—including 31 at ‘A‘ali‘i and 16 at Kō'ula—generating $47.7 million in revenue. Both towers are now 100% sold.
–Contracted to sell 78 units at three towers in pre-sales—Ulana, The Park Ward Village, and Kalae—representing incremental future revenue of $160.0 million. At year end, Ulana was 100% pre-sold, and The Park Ward Village and Kalae were 94% and 87% pre-sold, respectively.
–Announced development of The Launiu—Ward Village’s 11th condo building which will include 485 residences. This project commenced pre-sales subsequent to year-end in February.
–In the second quarter, HHH incurred a $16.1 million charge to fund additional remediation expenditures related to window construction defects at Waiea. The Company continues to vigorously pursue recovery of these costs from the general contractor and other responsible parties.

–In 2023, HHH commenced construction on Ulana—a 696-unit condo project in Ward Village, 1 Riva Row—a 268-unit high rise luxury multi-family project in The Woodlands, and the Summerlin Grocery Anchored Center—a 67,000 square-foot retail center in Downtown Summerlin.
Fourth Quarter
–Closed on the final condo unit at Kō'ula—generating $0.8 million in net revenue.
–Contracted to sell 9 units at The Park Ward Village and Kalae. At quarter end, The Park Ward Village and Kalae were 94% and 87% pre-sold, respectively.
–In October, Wingspan—a 263-home single-family for rent development in Bridgeland—welcomed its first residents. At quarter end, Wingspan was 15% leased with 72% of its units still under construction.

Seaport
Full Year
–HHH recorded a $548.5 million after-tax impairment charge related to the Seaport due to reductions in estimated future cash flows resulting from significant uncertainty of future performance as stabilization and profitability are taking longer than expected, pressure on the current cost structure, lower demand for office space, as well as an increase in the capitalization rate and a decrease in restaurant multiples used to evaluate future cash flows.
–Seaport revenue of $82.0 million declined 7% compared to 2022, driven by the absence of certain restaurant concepts and poor weather conditions during 2023, as well as non-recurring COVID-related recoveries at the Fulton Market Building in 2022. These reductions were partially offset by increased rental revenue from the Tin Building.
–The 2023 summer concert series was the most successful to date and included 63 shows which sold over 204,000 tickets, representing over 93% of available ticket inventory. Pier 17 was recently rated the #5 Top Club Worldwide by Pollstar and was also nominated for their Outdoor Concert Venue of the Year.
Fourth Quarter
–Seaport revenue of $17.8 million declined $0.6 million, or 3% compared to the fourth quarter of 2022, primarily due to poor weather conditions and reduced restaurant revenue.
–Seaport generated negative NOI of $6.6 million, representing a $1.7 million year-over-year reduction. Including $11.6 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—total Seaport NOI was a loss of $18.2 million.
–At the Tin Building by Jean-Georges, equity losses were $11.9 million, or a $3.7 million year-over-year improvement primarily due to significantly increased sales revenues associated with 7-day per week operations and improved efficiencies, as well as the launch of the new e-commerce platform in November.
–At the Fulton Market Building, The Lawn Club—a new 20,000-square-foot indoor and outdoor restaurant which includes an extensive area of indoor grass, a stylish clubhouse bar, and a variety of lawn games—opened to the public. Additionally, the Alexander Wang office lease, which includes 41,000 square feet on the top floor of the building, commenced in mid-December. At year end, The Fulton Market Building was 100% occupied.
–From late November to early January, the Rooftop at Pier 17® was transformed into The Santa Clauses’ Winter Wonderland—an immersive holiday activation with a skating rink, themed dining cabins, and other family experiences—which welcomed more than 50,000 paying guests to the Rooftop.

Financing Activity
Fourth Quarter
–Closed on a three-year extension of the 4 Waterway and 9303 New Trails office buildings loan in The Woodlands. The refinancing required a principal pay down of $8 million and has a new principal balance of $29.0 million bearing interest at a fixed rate of 8.08%.
–Closed on a two-year extension of the Creekside Park West retail center construction loan in The Woodlands. The extended loan has a total commitment of $17 million, bears interest at SOFR plus 3.00%, and has an initial maturity in 2026.
–Closed on an $18 million construction loan for the Summerlin Grocery Anchored Center in Las Vegas. The loan bears interest at SOFR plus 2.75% and has an initial maturity in 2028.
–Closed on a $16.9 million construction loan for Village Green at Bridgeland Central in Houston. The loan will initially bear interest at SOFR plus 3.5% and has an initial maturity in 2026.

–Amended the Ward Village retail loan which primarily provided for a $25 million principle pay down which was completed during the fourth quarter.
–Proceeds from the $9.6 million sale of the Memorial Hermann Medical Office Building in The Woodlands during the quarter were used to pay down an $8.3 million combined construction loan for this building and Creekside Park Medical Plaza. Subsequent to quarter end, the Creekside Park Medical Plaza was also sold for $14.0 million.

Full Year 2024 Guidance
–MPC EBT is projected to remain robust during 2024, aided by modest anticipated reductions in mortgage rates and tight supply of existing homes on the market. New home sales in Summerlin, Bridgeland, and The Woodlands Hills® are expected to be strong, leading to continued homebuilder demand for residential land. The first land sales in Floreo—the first village in TeravalisTM—are also expected to contribute incremental EBT in 2024. These year-over-year gains are expected to be more than offset by reduced EBT associated with exceptional commercial land sales and builder price participation during 2023, as well as reduced inventory of custom lots available to sell at Aria Isle in The Woodlands and the Summit in Summerlin. As a result, 2024 MPC EBT is expected to modestly decline 10% to 15% year-over-year with a mid-point of approximately $300 million.
–Operating Assets NOI is projected to benefit from increased occupancy at new multi-family developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved retail leasing and new tenants in Downtown Columbia, Ward Village, and The Woodlands. The office portfolio is expected to benefit from strong leasing momentum experienced since mid-2022, but free rent periods on many of the new leases and the impact of some tenant vacancies and new office developments expected to be completed in 2024 will likely result in office NOI being relatively flat year-over-year. Overall, 2024 Operating Assets NOI is expected to be in a range of up 1% to 4% year-over-year with a mid-point of approximately $250 million. This includes approximately $5.0 million of projected NOI from The Las Vegas Aviators and the Las Vegas Ballpark, which are expected to be included in the spin-off of Seaport Entertainment.
–Condo sales revenues are projected to range between $675 million and $725 million, with gross margins between 28% to 30%. Projected condo sales revenues will be driven by the closing of units at Victoria Place—a 349-unit upscale development in Ward Village which is 100% pre-sold and expected to be completed late in the fourth quarter of 2024. This guidance contemplates approximately $75 million of condo sales revenues for Victoria Place occurring in the first quarter of 2025 due to the timing of condo closings.
–Cash G&A is projected to range between $80 million and $90 million, excluding approximately $20 million of cash expenses associated with the spin-off of Seaport Entertainment and $5 million of anticipated non-cash stock compensation.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its fourth quarter 2023 earnings conference call on Wednesday, February 28, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration website. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended December 31,				Year Ended December 31,
$ in thousands	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Operating Assets NOI (1)
Office	$27,439	$27,864	$(425)	(2)%	$117,840	$111,210	$6,630	6%
Retail	11,562	13,042	(1,480)	(11)%	51,548	51,245	303	1%
Multi-family	13,319	10,854	2,465	23%	52,831	45,564	7,267	16%
Other	181	(51)	232	NM	10,489	12,711	(2,222)	(17)%
Redevelopments (a)	(107)	36	(143)	NM	(189)	280	(469)	(168)%
Dispositions (a)	103	907	(804)	(89)%	1,121	4,774	(3,653)	(77)%
Operating Assets NOI	52,497	52,652	(155)	—%	233,640	225,784	7,856	3%
Company's share of NOI from unconsolidated ventures	1,837	2,420	(583)	(24)%	10,778	13,699	(2,921)	(21)%
Total Operating Assets NOI	$54,334	$55,072	$(738)	(1)%	$244,418	$239,483	$4,935	2%

Projected stabilized NOI Operating Assets ($ in millions)	$358.9	$362.5	$(3.6)	(1)%

MPC
Acres Sold - Residential	207	108	99	92%	375	323	52	16%
Acres Sold - Commercial	9	84	(75)	(89)%	132	135	(3)	(3)%
Price Per Acre - Residential	$1,047	$856	$191	22%	$944	$768	$176	23%
Price Per Acre - Commercial	$480	$453	$27	6%	$273	$557	$(284)	(51)%
MPC EBT	$139,323	$76,660	$62,663	82%	$341,419	$282,987	$58,432	21%

Seaport NOI (1)
Landlord Operations	$(6,214)	$(5,442)	$(772)	(14)%	$(21,506)	$(15,702)	$(5,804)	(37)%
Landlord Operations - Multi-family	57	14	43	NM	133	110	23	21%
Managed Businesses	(1,574)	(234)	(1,340)	NM	(3,516)	(85)	(3,431)	NM
Tin Building	2,425	2,403	22	1%	9,486	4,015	5,471	136%
Events and Sponsorships	(1,278)	(1,651)	373	23%	(114)	1,894	(2,008)	(106)%
Seaport NOI	(6,584)	(4,910)	(1,674)	(34)%	(15,517)	(9,768)	(5,749)	(59)%
Company's share of NOI from unconsolidated ventures	(11,617)	(15,730)	4,113	26%	(39,073)	(35,581)	(3,492)	(10)%
Total Seaport NOI	$(18,201)	$(20,640)	$2,439	12%	$(54,590)	$(45,349)	$(9,241)	(20)%

Strategic Developments
Condominium rights and unit sales	$792	$217,397	$(216,605)	(100)%	$47,707	$677,078	$(629,371)	(93)%
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) ability to successfully dispose of non-core assets on favorable terms, if at all; (vii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
Howard Hughes Holdings Inc.
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
Howard Hughes Holdings Inc.
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
thousands except per share amounts	2023	2022	2023	2022
REVENUES
Condominium rights and unit sales	$792	$217,397	$47,707	$677,078
Master Planned Communities land sales	193,140	117,033	370,185	316,065
Rental revenue	98,968	103,022	405,363	399,103
Other land, rental, and property revenues	27,712	24,611	139,858	144,481
Builder price participation	15,226	19,942	60,989	71,761
Total revenues	335,838	482,005	1,024,102	1,608,488

EXPENSES
Condominium rights and unit cost of sales	(973)	154,957	55,417	483,983
Master Planned Communities cost of sales	73,916	44,162	140,050	119,466
Operating costs	88,392	80,626	337,018	317,389
Rental property real estate taxes	11,391	13,719	57,650	54,033
Provision for (recovery of) doubtful accounts	(1,561)	(279)	(2,561)	1,959
General and administrative	25,822	20,898	91,193	81,772
Depreciation and amortization	54,914	52,777	216,118	200,361
Other	4,498	3,992	13,383	11,977
Total expenses	256,399	370,852	908,268	1,270,940

OTHER
Provision for impairment	—	—	(672,492)	—
Gain (loss) on sale or disposal of real estate and other assets, net	3,162	25,669	24,162	29,678
Other income (loss), net	737	(588)	4,284	1,909
Total other	3,899	25,081	(644,046)	31,587

Operating income (loss)	83,338	136,234	(528,212)	369,135

Interest income	8,937	2,545	25,750	3,818
Interest expense	(46,315)	(30,928)	(156,951)	(110,891)
Gain (loss) on extinguishment of debt	(96)	(1,732)	(144)	(2,377)
Equity in earnings (losses) from unconsolidated ventures	(13,834)	(34,077)	(55,708)	(14,549)
Income (loss) before income taxes	32,030	72,042	(715,265)	245,136
Income tax expense (benefit)	(2,343)	18,678	(163,735)	60,500
Net income (loss)	34,373	53,364	(551,530)	184,636
Net (income) loss attributable to noncontrolling interests	(77)	(613)	(243)	(103)
Net income (loss) attributable to common stockholders	$34,296	$52,751	$(551,773)	$184,533

Basic income (loss) per share	$0.69	$1.07	$(11.13)	$3.65
Diluted income (loss) per share	$0.69	$1.07	$(11.13)	$3.65

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS

thousands except par values and share amounts	December 31, 2023	December 31, 2022
ASSETS
Master Planned Communities assets	$2,445,673	$2,411,526
Buildings and equipment	4,177,677	4,246,389
Less: accumulated depreciation	(1,032,226)	(867,700)
Land	303,685	312,230
Developments	1,272,445	1,125,027
Net investment in real estate	7,167,254	7,227,472
Investments in unconsolidated ventures	220,258	246,171
Cash and cash equivalents	631,548	626,653
Restricted cash	421,509	472,284
Accounts receivable, net	115,045	103,437
Municipal Utility District receivables, net	550,884	473,068
Deferred expenses, net	142,561	128,865
Operating lease right-of-use assets	44,897	46,926
Other assets, net	283,047	278,587
Total assets	$9,577,003	$9,603,463

LIABILITIES
Mortgages, notes, and loans payable, net	$5,302,620	$4,747,183
Operating lease obligations	51,584	51,321
Deferred tax liabilities, net	87,835	254,336
Accounts payable and other liabilities	1,076,040	944,511
Total liabilities	6,518,079	5,997,351

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,495,791 issued, and 50,038,014 outstanding as of December 31, 2023, 56,226,273 shares issued, and 49,801,997 outstanding as of December 31, 2022	565	564
Additional paid-in capital	3,988,496	3,972,561
Retained earnings (accumulated deficit)	(383,696)	168,077
Accumulated other comprehensive income (loss)	1,272	10,335
Treasury stock, at cost, 6,457,777 shares as of December 31, 2023, and 6,424,276 shares as of December 31, 2022	(613,766)	(611,038)
Total stockholders' equity	2,992,871	3,540,499
Noncontrolling interests	66,053	65,613
Total equity	3,058,924	3,606,112
Total liabilities and equity	$9,577,003	$9,603,463

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2023	2022	$ Change	2023	2022	$ Change
Operating Assets Segment EBT
Total revenues	$104,406	$104,092	$314	$443,632	$431,834	$11,798
Total operating expenses	(52,329)	(47,538)	(4,791)	(210,166)	(194,496)	(15,670)
Segment operating income (loss)	52,077	56,554	(4,477)	233,466	237,338	(3,872)
Depreciation and amortization	(47,094)	(39,483)	(7,611)	(170,731)	(154,626)	(16,105)
Interest income (expense), net	(36,308)	(25,183)	(11,125)	(127,388)	(89,959)	(37,429)
Other income (loss), net	(155)	(1,083)	928	1,843	(1,140)	2,983
Equity in earnings (losses) from unconsolidated ventures	(2,342)	365	(2,707)	2,969	22,263	(19,294)
Gain (loss) on sale or disposal of real estate and other assets, net	3,162	25,570	(22,408)	23,926	29,588	(5,662)
Gain (loss) on extinguishment of debt	(96)	(1,585)	1,489	(96)	(2,230)	2,134
Operating Assets segment EBT	$(30,756)	$15,155	$(45,911)	$(36,011)	$41,234	$(77,245)

Master Planned Communities Segment EBT
Total revenues	$212,329	$141,375	$70,954	$448,452	$408,365	$40,087
Total operating expenses	(89,802)	(60,818)	(28,984)	(193,470)	(173,905)	(19,565)
Segment operating income (loss)	122,527	80,557	41,970	254,982	234,460	20,522
Depreciation and amortization	(102)	(108)	6	(418)	(394)	(24)
Interest income (expense), net	15,287	14,608	679	64,291	50,305	13,986
Other income (loss), net	1	—	1	(102)	23	(125)
Equity in earnings (losses) from unconsolidated ventures	1,610	(18,397)	20,007	22,666	(1,407)	24,073
MPC segment EBT	$139,323	$76,660	$62,663	$341,419	$282,987	$58,432

Seaport Segment EBT
Total revenues	$17,780	$18,415	$(635)	$81,971	$88,468	$(6,497)
Total operating expenses	(24,582)	(25,064)	482	(103,466)	(104,393)	927
Segment operating income (loss)	(6,802)	(6,649)	(153)	(21,495)	(15,925)	(5,570)
Depreciation and amortization	(5,987)	(11,144)	5,157	(37,791)	(36,338)	(1,453)
Interest income (expense), net	(790)	899	(1,689)	3,065	3,902	(837)
Other income (loss), net	(3)	(44)	41	(1,290)	245	(1,535)
Equity in earnings (losses) from unconsolidated ventures	(13,150)	(16,050)	2,900	(81,485)	(36,273)	(45,212)
Gain (loss) on extinguishment of debt	—	—	—	(48)	—	(48)
Provision for impairment	—	—	—	(672,492)	—	(672,492)
Seaport segment EBT	$(26,732)	$(32,988)	$6,256	$(811,536)	$(84,389)	$(727,147)

Strategic Developments Segment EBT
Total revenues	$1,308	$218,108	$(216,800)	$49,987	$679,763	$(629,776)
Total operating expenses	(4,452)	(159,765)	155,313	(80,472)	(504,036)	423,564
Segment operating income (loss)	(3,144)	58,343	(61,487)	(30,485)	175,727	(206,212)
Depreciation and amortization	(1,115)	(1,236)	121	(3,963)	(5,319)	1,356
Interest income (expense), net	4,157	4,739	(582)	16,074	17,073	(999)
Other income (loss), net	532	438	94	690	1,799	(1,109)
Equity in earnings (losses) from unconsolidated ventures	48	5	43	142	868	(726)
Gain (loss) on sale or disposal of real estate and other assets, net	—	99	(99)	236	90	146
Strategic Developments segment EBT	$478	$62,388	$(61,910)	$(17,306)	$190,238	$(207,544)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended December 31,			Year Ended December 31,
thousands	2023	2022	Change	2023	2022	$ Change
Operating Assets Segment
Total revenues	$104,406	$104,092	$314	$443,632	$431,834	$11,798
Total operating expenses	(52,329)	(47,538)	(4,791)	(210,166)	(194,496)	(15,670)
Segment operating income (loss)	52,077	56,554	(4,477)	233,466	237,338	(3,872)
Depreciation and amortization	(47,094)	(39,483)	(7,611)	(170,731)	(154,626)	(16,105)
Interest income (expense), net	(36,308)	(25,183)	(11,125)	(127,388)	(89,959)	(37,429)
Other income (loss), net	(155)	(1,083)	928	1,843	(1,140)	2,983
Equity in earnings (losses) from unconsolidated ventures	(2,342)	365	(2,707)	2,969	22,263	(19,294)
Gain (loss) on sale or disposal of real estate and other assets, net	3,162	25,570	(22,408)	23,926	29,588	(5,662)
Gain (loss) on extinguishment of debt	(96)	(1,585)	1,489	(96)	(2,230)	2,134
Operating Assets segment EBT	(30,756)	15,155	(45,911)	(36,011)	41,234	(77,245)
Add back:
Depreciation and amortization	47,094	39,483	7,611	170,731	154,626	16,105
Interest (income) expense, net	36,308	25,183	11,125	127,388	89,959	37,429
Equity in (earnings) losses from unconsolidated ventures	2,342	(365)	2,707	(2,969)	(22,263)	19,294
(Gain) loss on sale or disposal of real estate and other assets, net	(3,162)	(25,570)	22,408	(23,926)	(29,588)	5,662
(Gain) loss on extinguishment of debt	96	1,585	(1,489)	96	2,230	(2,134)
Impact of straight-line rent	408	(3,958)	4,366	(2,256)	(11,241)	8,985
Other	167	1,139	(972)	587	827	(240)
Operating Assets NOI	52,497	52,652	(155)	233,640	225,784	7,856

Company's share of NOI from equity investments	1,837	2,420	(583)	7,745	9,061	(1,316)
Distributions from Summerlin Hospital investment	—	—	—	3,033	4,638	(1,605)
Company's share of NOI from unconsolidated ventures	1,837	2,420	(583)	10,778	13,699	(2,921)

Total Operating Assets NOI	$54,334	$55,072	$(738)	$244,418	$239,483	$4,935

	Three Months Ended December 31,			Year Ended December 31,
thousands	2023	2022	Change	2023	2022	$ Change

Seaport Segment
Total revenues	$17,780	$18,415	$(635)	$81,971	$88,468	$(6,497)
Total operating expenses	(24,582)	(25,064)	482	(103,466)	(104,393)	927
Segment operating income (loss)	(6,802)	(6,649)	(153)	(21,495)	(15,925)	(5,570)
Depreciation and amortization	(5,987)	(11,144)	5,157	(37,791)	(36,338)	(1,453)
Interest income (expense), net	(790)	899	(1,689)	3,065	3,902	(837)
Other income (loss), net	(3)	(44)	41	(1,290)	245	(1,535)
Equity in earnings (losses) from unconsolidated ventures	(13,150)	(16,050)	2,900	(81,485)	(36,273)	(45,212)
Gain (loss) on extinguishment of debt	—	—	—	(48)	—	(48)
Provision for impairment	—	—	—	(672,492)	—	(672,492)
Seaport segment EBT	(26,732)	(32,988)	6,256	(811,536)	(84,389)	(727,147)
Add back:
Depreciation and amortization	5,987	11,144	(5,157)	37,791	36,338	1,453
Interest (income) expense, net	790	(899)	1,689	(3,065)	(3,902)	837
Equity in (earnings) losses from unconsolidated ventures	13,150	16,050	(2,900)	81,485	36,273	45,212
(Gain) loss on extinguishment of debt	—	—	—	48	—	48
Impact of straight-line rent	360	(1,063)	1,423	1,927	456	1,471
Other (income) loss, net (a)	(139)	2,846	(2,985)	5,341	5,456	(115)
Provision for impairment	—	—	—	672,492	—	672,492
Seaport NOI	(6,584)	(4,910)	(1,674)	(15,517)	(9,768)	(5,749)

Company's share of NOI from unconsolidated ventures (b)	(11,617)	(15,730)	4,113	(39,073)	(35,581)	(3,492)

Total Seaport NOI	$(18,201)	$(20,640)	$2,439	$(54,590)	$(45,349)	$(9,241)
(a)Includes miscellaneous development-related items.
(b)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2023	2022	$ Change	2023	2022	$ Change
Same Store Office
Houston, TX	$19,607	$19,249	$358	$83,033	$73,776	$9,257
Columbia, MD	3,954	5,275	(1,321)	21,835	23,570	(1,735)
Las Vegas, NV	3,666	3,467	199	13,776	14,027	(251)
Total Same Store Office	27,227	27,991	(764)	118,644	111,373	7,271

Same Store Retail
Houston, TX	2,851	2,751	100	11,908	9,875	2,033
Columbia, MD	1,020	447	573	3,017	2,241	776
Las Vegas, NV	5,445	6,548	(1,103)	23,558	23,876	(318)
Honolulu, HI	2,259	3,095	(836)	13,520	14,954	(1,434)
Total Same Store Retail	11,575	12,841	(1,266)	52,003	50,946	1,057

Same Store Multi-family
Houston, TX	8,542	7,660	882	36,043	31,993	4,050
Columbia, MD	1,757	1,558	199	6,784	6,492	292
Las Vegas, NV	1,539	1,746	(207)	7,143	7,289	(146)
Company's share of NOI from unconsolidated ventures	1,806	1,831	(25)	7,326	7,271	55
Total Same Store Multi-family	13,644	12,795	849	57,296	53,045	4,251

Same Store Other
Houston, TX	2,037	1,848	189	6,765	6,153	612
Columbia, MD	(78)	(22)	(56)	(70)	(199)	129
Las Vegas, NV	(1,737)	(2,047)	310	3,640	6,246	(2,606)
Honolulu, HI	(29)	49	(78)	154	354	(200)
Company's share of NOI from unconsolidated ventures	31	589	(558)	3,452	6,428	(2,976)
Total Same Store Other	224	417	(193)	13,941	18,982	(5,041)
Total Same Store NOI	52,670	54,044	(1,374)	241,884	234,346	7,538

Non-Same Store NOI	1,664	1,028	636	2,534	5,137	(2,603)
Total Operating Assets NOI	$54,334	$55,072	$(738)	$244,418	$239,483	$4,935

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2023	2022	$ Change	2023	2022	$ Change
General and Administrative
General and administrative (G&A) (a)(b)	$25,822	$20,898	$4,924	$91,193	$81,772	$9,421
Less: Non-cash stock compensation	(1,725)	(1,366)	(359)	(8,473)	(5,355)	(3,118)
Cash G&A	$24,097	$19,532	$4,565	$82,720	$76,417	$6,303
(a)G&A expense includes both, $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel for the first quarter of 2023, and $2.3 million of severance and bonus costs related to our former Chief Financial Officer for the first quarter of 2022.
(b)G&A expense for the fourth quarter of 2023 includes legal and consulting fees related to the planned spinoff of Seaport Entertainment.